Exhibit 14.1

Guild Holdings Company

Code of Business Conduct and Ethics

(Effective as of October 21, 2020)

Introduction

Guild Holdings Company and its subsidiaries, including but not limited to Guild Mortgage Company LLC and Guild Administration Corporation, (collectively “we”, “our”, “Guild Holdings” or the “Company”) have a responsibility to our customers, communities and each other as associates. Our officers, employees, and our Board of Directors are held to the highest standards of ethics and are responsible for demonstrating behaviors consistent with those high standards and our core values.

This Code of Business Conduct and Ethics (this “Code”) covers a wide range of business practices and procedures and is designed to maintain the standards of business conduct of the Company and ensure compliance with legal requirements, including Section 406 of the Sarbanes-Oxley Act of 2002 and the U.S. Securities and Exchange Commission (the “SEC”) rules promulgated thereunder and Section 303A.10 of the New York Stock Exchange Listed Company Manual. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Those who violate the standards in this Code will be subject to disciplinary action, up to and including dismissal.

In the event of a conflict between applicable law and any policy set forth in this Code, you must comply with the law. Otherwise, you must always comply with the policies provided in this Code and the Company’s other compliance policies. You must ask a member of the Company’s Legal Department if you have any questions about a potential conflict between this Code, other Company compliance policies and applicable law.

1.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which our ethical standards are built. All of our officers, employees and directors (collectively our “Associates”), must respect and obey the laws and regulations of the United States, as well as the cities and states in which we serve our customers, and comply with all applicable laws and regulations designed to prevent and deter fraud, waste and abuse. Although not all Associates are expected to know the details of every law, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate resources.

Guild Holdings holds information and training sessions to promote compliance with laws, rules and regulations.

2.	Competition, Good Faith and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through our Associates’ superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or suggesting such disclosures by past or present Associates of other companies is prohibited. Each Associate should respect the rights of and deal fairly with our customers, business partners, competitors and other Associates. No Associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

To maintain the Company’s valuable reputation, compliance with our quality processes is essential. In the context of ethics, quality requires that our products and services be designed to meet our obligations to customers. All services must be handled in accordance with all applicable law, regulations, and the Company’s internal policies.

3.	Corporate Opportunities

Associates are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without approval from the Audit Committee. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Associates owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. The foregoing is subject to the Company’s certificate of incorporation and bylaws, in addition to applicable law.

4.	Compliance with Governmental Laws, Rules and Regulations

Associates must comply with all applicable governmental laws, rules and regulations that govern the Company’s business conduct. Associates must acquire appropriate knowledge of the legal requirements relating to their duties sufficient to enable them to recognize potential dangers and to know when to seek advice from one of the following: the Company’s Compliance Department, Legal Department, Chief Compliance Officer, Chief Financial Officer, or Chairperson of the Audit Committee, each of whom is empowered to consult with the Company’s outside legal counsel, as necessary. Violations of applicable governmental laws, rules and regulations may subject Associates to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

Associates should also review the Company’s whistleblower policy which, among other things, describes the procedures for reporting violations or potential violations.

If the individual so desires, a report may be made confidentially and anonymously through the whistleblower hotline via the website at https://www.lighthouse-services.com/guildmortgage, or by calling (855) 900-0064 (English speaking) or (800) 216-1288 (Spanish speaking), or by email at reports@lighthouse-services.com (Note: The Company’s name must be included with any report submitted via email). Furthermore, notwithstanding the nondisclosure and confidentiality obligations an Associate owes the Company, pursuant to 18 U.S.C. Section 1833(b), an Associate shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.	Conflicts of Interest

An Associate’s duty to the Company demands that he or she avoid and disclose actual and apparent conflicts of interest. A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company. A conflict situation can also arise when an employee, officer or director takes actions or has personal or family interests that may make it difficult to perform his or her company work objectively and effectively. Examples include:

Outside Directorships. It is a conflict of interest for any Associate that is employed by the Company to serve as a director of any company that directly competes with the Company. Although Associates may serve as a director of a Company customer, vendor or business partner, our policy requires that Associates employed by the Company first obtain approval from the Company’s Audit Committee before accepting any directorship.

Business Interests. If an Associate is considering investing in a Company customer, business partner or competitor, he or she must first take great care to ensure that these investments do not compromise their responsibilities to the Company. Our policy requires that Associates employed by the Company first obtain approval from the Company’s Audit Committee before making such an investment; provided, no such consent is required to invest in any publicly traded company if, after making such investment, the aggregate ownership is less than 1% of such company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; the Associate’s ability to influence the decisions of the Company or the other company; his or her access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company.

Improper Personal Benefits. Conflicts of interest can also arise when an Associate, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern and our policy requires that such loans or guarantees be approved by the Company’s Audit Committee. This approval requirement does not apply to residential mortgage loans originated by the Company for family members or Associates as well as advances on compensation provided to the extent permitted by law and in accordance with Guild’s policies and procedures.

Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear or obvious, so Associates with questions should consult with higher levels of management or the Company’s Chief Compliance Officer. Any Associate who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate person or consult the procedures described in Section 17 of this Code.

6.	Disclosure to the SEC and the Public

Our policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications. Accordingly, Associates must ensure that they and others in the Company comply with our disclosure controls and procedures and our internal controls for financial reporting. In the event any Associate believes or suspects that any information that is filed with, or submitted to the SEC, or otherwise made publicly available is materially inaccurate or misleading, or if such Associate has identified or has suspicion of a material weakness in the Company’s public reporting procedures, such Associate shall promptly raise such concern with one of the following: the Chief Financial Officer, the Chief Compliance Officer or the Chairperson of the Audit Committee (or other member of the Audit Committee, as may be appropriate). Such report may be made on an anonymous basis.

7.	Financial Reporting and Record Keeping

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Business records and communications often become public, and exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood should be avoided. This applies equally to e-mail, internal memos, postings to social media sites, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s Chief Compliance Officer.

8.	Confidentiality

Associates must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Chief Compliance Officer or required by laws or regulations. Confidential information includes all information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that our business partners and customers have entrusted to us.

Care should be taken with all forms of communication, including email, internal and external memos and correspondence, internal and external conversations, and postings to social media sites. The obligation to preserve confidential information continues even after employment ends.

9.	Insider Trading

Associates who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All information about the Company should be considered confidential information. To use information that is not readily available to the public for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.

Any Associate who violates the Company’s insider trading policy or any federal or state laws applicable to insider trading or tipping, or knows of any such violation by any other Associate, should report the violation immediately to the Company’s Chief Compliance Officer at violations@guildmortgage.net or to the Company’s whistleblower hotline.

10.	Entertainment and Gifts

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers or business partners. No gift or entertainment should ever be offered, given, provided or accepted by any Associate, family member of an Associate or agent from/to a third party unless it is lawful and consistent with customary business practices. Associates should not accept such a gift which: (1) is in the form of cash, (2) is excessive in value, (3) may be construed as a bribe or payoff or (4) may violate any laws or regulations. An amount that is “excessive in value” generally means more than $250; however, this amount can varies based on an Associate’s position and the context in which the gift is given. Therefore, Associates must employ prudent judgment in determining whether a gift should be accepted. When in doubt about whether a gift is appropriate, Associates employed by the Company should discuss such gifts in advance of acceptance with a supervisory member of management and must submit a Gift Reporting form (Exhibit A) for any gift with a value in excess of $250.

In addition, strict rules apply when the Company does business with governmental agencies and officials. Because of the sensitive nature of these relationships, you must seek approval from a supervisor and/or the Chief Compliance Officer, or a designee of the Chief Compliance Officer, before offering or making any gifts or hospitality to governmental officials.

11.	Business Expenses

Many Associates regularly use business expense accounts, which must be documented and recorded accurately. Associates must treat the use of company resources, including the reimbursement of expenses, with a high standard of accountability. Associates with questions concerning whether a certain expense is legitimate should ask their supervisor. Rules and guidelines are available from the Finance Department.

12.	Usage of Company Resources

Associates should use Company facilities, equipment and supplies only to further Company goals. Company trademarks and copyrights are proprietary and should only be used for sanctioned corporate purposes.

13.	Diversity and Inclusion

The diversity of the Company’s Associates is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Associates should immediately report any improper discrimination or harassment to the appropriate supervisor.

14.	Corporate Social Responsibility

We encourage our Associates to be actively involved in their communities both through their volunteerism and philanthropies.

15.	Health and Safety

The Company strives to provide each Associate with a safe and healthy work environment. Each Associate has responsibility for maintaining a safe and healthy workplace for all Associates by following Occupational Safety and Health Administration safety and health rules and practices and promptly reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Associates should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated and may be cause for immediate termination.

16.	Waivers and Amendments of the Code of Business Conduct and Ethics

The Company discourages waivers of this Code except in extraordinary circumstances. The Company is committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any waiver or amendment of this Code may be made only by the Board or a Board committee and will be promptly disclosed as required by applicable law or stock exchange regulation.

17.	Reporting any Illegal or Unethical Behavior

Associates are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation, retribution or intimidation for reports of misconduct by others made in good faith by Associates. Associates are expected to cooperate in internal investigations of misconduct.

Nothing in this Code prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need any prior authorization to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

18.	Compliance Procedures

All Associates must work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from Company resources. In the rare case where it may not be appropriate to discuss an ethics issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Human Resources Department. Associates may also contact the Company’s Chief Compliance Officer or the Chairperson of the Board’s Audit Committee directly with an ethics issue or concern.

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Report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against Associates for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

19.	Acknowledgement of Knowledge of Code

Every Associate is expected to read and understand this Code. Annually, each Associate of Guild Holdings will certify to his or her familiarity and compliance with the Code.

20.	Consequences of Violation

Violation of this Code of Conduct and Ethics, or any of the other policies, laws or regulations referred to herein, constitutes grounds for disciplinary action, up to and including termination of employment and possible legal action.

21.	Employee Handbook

To the extent there is any conflict between this Code and the Guild Mortgage Company Employee Handbook, Compliance Manual or other Company policies, the provisions of this Code shall prevail.

Exhibit A

Gift Reporting Form

Completion of this form is required for the receipt of a gift in excess of $250 to an Associate of Guild Holdings Company (the “Company”). A supervisory member of management, who is an officer of the Company of Vice President or higher, is required to approve this form. A signed copy is to be sent to the Legal Department at legal@guildmortgage.net; a copy is also to be retained by department management.

Name of Recipient:

Job Title of Recipient:

Section 1: Donor Information

Name:

Address:

Section 2: Gift Information

Date Gift or Grant Received:

Donor’s Estimated Value:

Description (attach additional sheet if necessary):

Section 3: Associate Acknowledgement

I acknowledge receipt of this gift and am reporting for approval of acceptance.

Associate Signature	Date

Section 4: Management Acknowledgement

I, ,
Member of Management	Officer Title (Vice President or higher)

of , acknowledge receipt of this report and hereby approve acceptance.
Department

Officer Signature	Date